Exhibit 10.10

Polonia Federal Savings & Loan Association

Nonqualified Deferred Compensation Plan

Prepared for

Polonia Federal Savings & Loan Association

Effective Date: January 1, 1995

The Polonia Federal Savings & Loan Association Nonqualified Supplemental Executive Retirement Plan (hereinafter referred to as the “Nonqualified Plan”) is hereby established as of January 1, 1995 for the exclusive benefit of the Participants on the following terms.

ARTICLE I

PURPOSE

The purpose of the Polonia Federal Savings & Loan Association Nonqualified Supplemental Executive Retirement Plan is to enable the eligible participants to defer receipt of compensation. The Nonqualified Plan is to work in conjunction with the Polonia Federal Savings & Loan Association Restated Retirement Plan. The plans shall operate such that the Nonqualified Plan shall transfer the maximum amount allowed by law each year to the Polonia Federal Savings & Loan Association Restated Retirement Plan. At the time of transfer, the Bank shall also transfer any employer contributions that are allowed to be transferred without incurring any taxation in accordance with the rules and regulations of the Internal Revenue Code.

ARTICLE 2

DEFINITIONS

The following words and phrases used in the Plan shall have the meanings set forth below, unless a different meaning is specifically provided for.

2.1 “Actual Contribution Testing” - the testing dictated by the Code for the amount of allowable contribution for a Qualified Plan.

2.2 “Actual Deferral Percentage Testing” - refers to the testing required by the Code concerning the amount of allowable contribution to a Qualified Plan.

2.3 “Administrative Committee” means the retirement plan committee appointed and acting pursuant to Article 9.

2.4 “Bank” means Polonia Federal Savings & Loan Association and any successor to all or a major portion of its assets or business which by appropriate action shall adopt the Plan. The Bank is a corporation with principal offices in the state of Pennsylvania.

2.5 “Beneficiary” means the person or persons designated from time to time’ by the Participant to receive benefits from the Plan upon the death of the Participant. The designation may be changed by the Participant from time to time by filing a new designation with the Administrative Committee in such form as it may prescribe.

If there is no effective designation at the date of the Participant’s death, then the Beneficiary shall be the spouse of the Participant, if then living. If there is no effective designation at the date of death of the Participant and if the spouse is not then living, the Beneficiary shall be the Participant’s children, in equal shares; or if there be none surviving, the Participant’s parents; or if there be none surviving, the Participant’s brothers and sisters, in equal shares; or if there be none surviving, the estate of the Participant.

2.6 “Bank Contribution Account” means the account maintained for each Participant which reflects the Participant’s share of Bank contributions made pursuant to Article 4.1 through 4.2 and increases or decreases in the value of the Trust Fund allocable thereto, as provided in Article 5.

2.7 “Compensation” means as to each Participant, all amounts paid or accrued during the Plan Year for services rendered to the Bank, including overtime, bonuses, commissions and elective deferrals to a cash or deferred profit sharing plan. Nonqualified deferred compensation which is paid or becomes taxable to a Participant while still employed by the Bank is excluded from this definition of Compensation.

2.8 “Deferral Account” means the account maintained for each Participant which reflects the deferrals made by the Participant pursuant to Article 4.1.A and the increases or decreases in the value of the Trust Fund allocable thereto, as provided in Article 5 of the Plan.

2.9 “Directors” means the Board of Directors of the Bank.

2.10 “Disability” means the total and permanent incapacity of a Participant to perform his normal duties with the Bank as a result of his physical or mental condition. The Administrative Committee’s determination of disability shall be based on a written statement by a physician or other appropriate medical evidence.

2.11 “Early Retirement”. This Plan does not provide for retirement prior to Normal Retirement.

2.12 “Employee” means an individual who is employed by the Bank to render personal services and whose earnings constitute wages under §3121(a) of the Internal Revenue Code; but excludes independent contractors.

2.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.14 “Forfeitures” shall mean the portion of the Participant’s Bank Contribution Account which a Participant loses under Article 7.3 upon termination of Employee status.

2.15 “Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended or replaced from time to time.

2.16 “Employee Deferral” is the amount of salary deferral selected by the employee prior to the start of the plan year. Such deferral must be written and submitted to the Administrative Committee prior to the start of the plan year. Such deferral is irrevocable and once made is required to be made by the employee and administered properly by the employer.

2.17 “Normal Retirement” means for any Participant the termination of Employee status on or after Normal Retirement Age.

2.18 “Normal Retirement Age” means attaining age sixty two (62).

2.19 “Nonqualified Plan” refers to the Polonia Federal Savings & Loan Association Nonqualified Supplemental Executive Retirement Plan for which this document shall serve as the Plan document.

2.20 “Participant” means an Employee who becomes a Participant in the Plan pursuant to Article 3.

2.21 “Period of Participation” is measured from entry into this Plan to severance from service. For vesting purposes, the Period of Participation shall be rounded to the nearest integer; and periods of severance shall be disregarded.

2.22 “Plan Year” means the twelve (12) consecutive month period which ends on December 31.

2.23 “Qualified Plan” means the retirement plan known as the Polonia Federal Savings Loan Association Restated Retirement Plan that is administered by Polonia Federal Savings Loan Association,

2.24 “Testing Date” means the date of the Actual Deferral Percentage testing as required by the Code. At no time shall the testing date be later than the date required by the Code to make contributions eligible for the preceding plan year. At the time of adoption of this plan, the required testing date is no later than thirty one (31) days after the end of the plan year.

2.25 “Total Deferral” refers to the Total Deferred Amount in any plan year. Such amount shall include amounts that are placed into both the Nonqualified Plan and the Qualified Plan.

2.26 “Trustee” means the trustee or trustees under the Trust Agreement referred to in Article 6, or any duly appointed successor.

2.27 “Trust Fund” means all moneys, securities, and assets held by the Trustee pursuant to the terms of the Plan and the Trust Agreement.

2.28 “Valuation Date” means the last day of each Plan Year and any other date on which the Administrative Committee decides to value the Trust Fund.

ARTICLE 3

ELIGIBILITY

3.1	BY INVITATION

Only an Employee who is invited to participate by the Directors is eligible. The initial Participants of the Plan shall be as specified in attached Schedule A. At all times a written list of eligible participants will be maintained by the Administrative Committee and such list shall be supplied to the Trustee within thirty days of any changes in the eligible participants.

3.2	EFFECTIVE DATE

An Employee shall become a Participant effective as of the first day of the Plan Year in which he is invited to participate.

ARTICLE 4

BENEFITS AND CONTRIBUTIONS

4.1	PARTICIPANT ELECTIVE DEFERRALS

For any Plan Year, each Participant may elect to defer some of his Compensation and have such deferred amount allocated to his Deferral Account in accordance with Article 5, subject to the following rules:

A. The employee shall select an amount of “employee deferrals”. Such deferral must be written and submitted to the Administrative Committee prior to the start of the plan year. Such deferral is irrevocable and is required to be made by the employee and to be administered properly by the employer.

As soon as practicable each plan year, and not later than January 31st of the next ensuing year, the Bank will perform preliminary actual deferral percentage testing in the Bank Qualified Plan to determine the maximum amount of additional elective contributions that could be made for such plan year. Such testing is required to be done in accordance with the Code. The lesser of the amounts resulting from the testing or the employee’s actual deferral amount under the Nonqualified Plan will be paid to the Participant by March 15 of the plan year following the plan year for which such determination is made, unless the Participant previously elected to have such amount contributed to the Qualified Plan as an elective contribution.

Any participant election to have such amount contributed to the Qualified Plan must be made at the same time as the Participant’s election to enter into a salary reduction agreement with the Bank under the Nonqualified Plan. Such election must be no later than December 31 of the calendar year preceding the year in which the compensation to which the employee deferral amount relates is earned and, once made, the election is irrevocable. If a Participant so elects the Bank shall cause that amount to be contributed directly to the Qualified Plan.

B. The Administrative Committee (1) shall determine a range of employee deferral amounts and/or percentages from which Participants may elect, (2) may prescribe the form on which elections are made, and (3) shall set the conditions related to frequency and advance notice for starting, stopping and changing elections.

C. Notwithstanding Subsection 4.1B, Participant’s election to defer some of his Compensation shall precede the start of the Plan year.

D. Deferrals by Participants shall be paid over to the Trustee for investment promptly after the pay date in which the deferral would have been paid to the Participant.

4.2 BANK CONTRIBUTIONS

The Bank has the discretion to make additional contributions to the Nonqualified Plan. The Administrative Committee has the ability to allocate an appropriate amount of the Bank contributions to the Bank’s Qualified Plan. Any allocation of Bank contributions that may or may not be made to the Qualified Plan must be based on the result of the Actual Contribution Testing of the Qualified Plan. Any transfer to the Qualified Plan is subject to similar provisions as described in Article 4.1 A.

ARTICLE 5

ALLOCATIONS TO PARTICIPANTS’ ACCOUNTS

5.1	ESTABLISHMENT OF ACCOUNTS

The Administrative Committee shall establish and maintain a Bank Contribution Account in the name of each Participant to which Bank contributions (made pursuant to Article 4.2) shall be credited and to which adjustments shall be made in accordance with this Article 5. The Administrative Committee shall also establish and maintain, as necessary, a Deferral Account in the name of each Participant (made pursuant to Article 4.1).

Notwithstanding the establishment of these accounts, the Participants are unsecured general creditors of the Bank with respect to any rights derived by them from the existence of this Plan.

5.2	TRUST VALUATION AND ADJUSTMENT OF ACCOUNTS

The Trustee shall determine the fair market value of the Trust Fund as of each Valuation Date. To reflect Trust Fund gain or loss ascertained through such valuation, the accounts maintained for all Participants shall be adjusted by the Administrative Committee as of each Valuation Date to reflect the increases or decreases of the fair market value of the Trust Fund, dividends, interest, other income or profit received, losses, expenses, contributions, benefit distributions and all other transactions involving the Trust Fund, since the preceding Valuation Date.

ARTICLE 6

INVESTMENT AND MANAGEMENT OF THE TRUST FUND

6.1	APPOINTMENT OF ADMINISTRATIVE COMMITTEE

The Board shall select and appoint an Administrative Committee, The Administrative shall have the authority and duties regarding the Plan as outlined in Article 9.

6.2	APPOINTMENT OF TRUST

The Directors shall select and appoint a trustee or trustees (the “Trustee”), and the Bank shall enter into a Trust Agreement with such Trustee to provide for the holding, investment and administration of the funds of the Plan and Trust. The Trust Fund shall be administered by the Trustee in accordance with the terms and provisions of the Trust Agreement.

6.3	BENEFICIAL OWNERSHIP OF TRUST FUND

Beneficial ownership of any and all assets of the Trust Fund (whether cash, bonds, stocks, mutual fund shares or other investments) shall remain in the Bank. Participants shall not have any property interest in any specific assets of the Bank or the Trust.

6.4	INVESTMENT SELECTION

The Administrative Committee shall have the exclusive right to decide appropriate investments for the Plan assets. The Administrative Committee may allow Participants to select among several investment options to indicate investment preferences, but at all times, the decision as to what investments are to be made is the decision of the Administrative Committee and not the Plan Participants. The Trustee is to invest any Plan assets pursuant to the instructions of the Administrative Committee.

6.5	TRUST AGREEMENT CONTROLS

If the provisions of the Plan and the Trust Agreement are inconsistent or otherwise in conflict regarding the rights, duties or obligations of the Trustee, the provisions of the Trust Agreement shall control.

ARTICLE 7

RIGHT TO BENEFITS

7.1	FUNDING

The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Bank for payment of any benefits hereunder. No Participant, Surviving Spouse or any other person shall have any interest in any particular assets of the Bank by reason of the right to receive a benefit under the Plan and any such Participant, surviving spouse or other person shall have only the rights of a general unsecured creditor of the Bank with respect to any rights under the Plan.

7.2	DEFERRAL ACCOUNT

A Participant’s interest in his Deferral Account shall at all times be fully vested and nonforfeitable. The Deferral Account will be distributable only when a distribution from a Bank Contribution Account would be permitted pursuant to Article 8.

7.3	BANK CONTRIBUTION ACCOUNT

A. Distribution

The vested Bank Contribution Account will be distributable in accordance with Articles 8.1, 8.2 and 8.3 upon the Participant’s death, disability, termination of employment, normal retirement or constructive receipt as provided in Section 7.4, or the end of the Participant’s elected deferral period whichever event occurs first.

B. Full Vesting

A Participant’s interest in his Bank Contribution Account shall be fully vested and nonforfeitable on the date such Participant ceases to be an Employee if such termination of employment is caused by reason of (1) death, (2) disability, (3) normal retirement, or (4) termination of employment by request of the Bank other than pursuant to Subsection 7.3F.

C. Vesting. Schedule for Terminees

If a Participant ceases to be an Employee for any reason other than death, disability or normal retirement or termination of employment by request of the Bank, such Participant shall have a fully vested, nonforfeitable right to that percentage of his Bank Contribution Account on the date of such termination determined in accordance with the following:

Period of Participation in Years	Percent Vested
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5	100%

D. Pre-retirement Death

The Bank Contribution Account of a deceased Participant shall be forfeited unless the Participant: (1) has a surviving spouse and (2) was first entitled to benefits due to Disability or Normal Retirement.

E. Use of Forfeitures

The portion of the Bank Contribution Account which is not, at the time the Participant terminates his status as an Employee, vested in accordance with the schedule set forth in Article 7.3C, shall be forfeited, returned to the Bank or held in a suspense account to which no investment gains or losses shall be allocated and used in the next Plan Year to reduce Bank contributions to the Plan.

F. Bad-boy Forfeitures

Notwithstanding Article 7.3C, a Participant who is terminated for proven or admitted gross misconduct or dishonesty shall forfeit his Bank Contribution Account.

7.4 POST-TERMINATION DEATH

If a Participant entitled to benefits dies after termination of his status as an Employee but prior to complete distribution of his benefits, the fully vested undistributed portion of his accounts shall be paid to his Beneficiary in accordance with Article 8.

7.5	CONSTRUCTIVE RECEIPT

If, due to a change in law, a Participant’s benefits become subject to income taxes prior to actual receipt, notwithstanding anything to the contrary in this Plan, such benefits shall become fully distributable.

7.6	HARDSHIP

A. Should the Participant, during his or her employment with the Bank, experience “financial hardship”, the Administrative Committee may declare the Participant eligible to receive deferred amounts from the Participant’s account.

B. This distribution will be on the account of “financial hardship” if the distribution is necessary in light of immediate and heavy financial needs of the Participant. “Financial hardship” represents severe medical circumstances and financial catastrophe, including impending bankruptcy.

C. In the event a Participant, before termination of their employment, experiences “financial hardship”, the Participant may request, and the Administrative Committee in its discretion may grant, a distribution in one lump sum of such portion of the amount credited to the Participant’s account as is required to relieve such financial hardship and is not reasonably available from the Participant’s other resources.

D. In the event a Participant, after termination of their employment, experiences financial hardship, the Participant may request, and the .Administrative Committee in its sole discretion may grant, an acceleration of the Participant’s elected number of installments to the extent necessary to relieve such financial hardship.

E. Distribution of deferred amounts at ant time during the year shall be credited with a pro-rated interest payment.

7.7	HAIRCUT

A. Notwithstanding anything to the contrary in this Plan other than Subsection 7.7B, a Participant may, at any time, elect that a specified amount of his vested benefits shall become payable.

B. Of the amount specified pursuant to Subsection 7.7A, ten (10%) percent shall be forfeited and the balance paid to the Participant in a lump sum as soon as practical.

ARTICLE 8

DISTRIBUTION OF BENEFITS

8.1	TIME OF DISTRIBUTION

A. The Participant shall elect in writing the appropriate deferral period after which time the Participant may receive such benefits. The Participant has no right to such benefits during the selected deferral period except the terms pursuant to Article 7.3 A.

B. The Participant, at such time as the election of the deferral, shall select the payment method. The payment options available to a Participant include but are not limited to a lump sum payment, monthly, quarterly or annual installments. If the participant fails to elect a payment method payments shall be made pursuant to Article 8.2A.

C. The Administrative Committee may delay the distribution of benefits for administrative reasons up to forty-five (45) days after the latest of (1) the end of the Plan Year of retirement, (2) the date the amount is known, or (3) the date an application for benefits is received.

8.2	NORMAL FORM OF BENEFIT DISTRIBUTION

A. Unless, at the Participant’s request, an optional form of benefit distribution is selected, a Participant’s account balances shall be paid in annual installments over the life expectancy of the Participant.

B. The life expectancy of the Participant shall be fixed and shall be based on Table V of Treasury Regulation §1.72-9. Each annual installment shall be based on the number of remaining years of adjusted life expectancy and the re-valued account balance to the credit of the Participant.

8.3	ACCELERATION OF INSTALLMENTS

If the amounts credited to the accounts of a Participant are paid to the Participant in installments, the Administrative Committee may at any time during the period of such payments determine that the unpaid balance of such accounts is to be distributed in a lump sum. If a Participant dies before the entire amounts credited to his accounts are paid, the amounts remaining shall be paid to Participant’s Beneficiary in such method as the Administrative Committee may determine.

8.4	IN-SERVICE DISTRIBUTION

Notwithstanding anything to the contrary in this Flan, upon attaining Normal Retirement Age, a Participant may elect to receive a distribution of any benefits to which he is entitled.

8.5	DEATH OF BENEFICIARY

If, after the death of the Participant, a Beneficiary is receiving benefits and dies before complete distribution of benefits, the balance shall be paid in a lump sum to the Beneficiary’s estate.

8.6	INCOME TAX WITHHOLDING

The Bank may withhold from any payments any income tax or other amounts as required by law.

8.7	FICA TAXES

The Participant’s share of the FICA taxes shall remain the obligation of the Participant. As any FICA tax liability of the Participant becomes payable, the Participant may elect to have it withheld from his regular compensation or to directly reimburse the Bank within thirty (30) days after notice to Participant of the amount due. Thereafter, should the Bank remain unreimbursed, notwithstanding anything contained herein to the contrary, it may satisfy its claim for reimbursement from assets of the Trust Fund.

ARTICLE 9

ADMINISTRATION OF THE PLAN

9.1	ALLOCATION OF AUTHORITY

The authority to control and manage the operation and administration of the Plan shall be allocated among the Directors, the Administrative Committee appointed pursuant to Article 9.2, and the Trustee appointed pursuant to Article 6. The Administrative Committee shall have the authority and responsibility to select the Trustee. At all times, the Administrative Committee shall be subject to Board review. But at all times, the Board may delegate authority and duties to the Administrative Committee as the Board deems appropriate.

The Administrative Committee shall have the authority and responsibility to manage and control the assets of the Trust Fund in accordance with the provisions of the Trust Agreement. The Administrative Committee shall have the authority and responsibility for all matters in connection with the operation and administration of the Plan not specifically allocated to the Directors or the Trustee, and shall be the “named fiduciary” and “administrator” of the Plan within the meaning of ERISA. The Administrative Committee’s powers and duties shall include, but shall not be limited to the following;

A. Responsibility for the compilation and maintenance of all records necessary in connection with the Plan;

B. Authorizing the payment of all benefits as they become payable under the Plan, which payments shall be made by the Trustee upon the written instructions of the Administrative Committee;

C. Authorizing and directing the allocation of employee deferrals between the Nonqualified Plan and the Qualified Plan. Such allocations must be made in accordance with the Code and any other applicable law.

D. Deciding questions relating to the eligibility of Employees to become Participants, the determination of vesting, the right to benefits and the availability of any elections permitted by the Plan;

E. Authority to engage such legal, accounting, and other professional and clerical services as may be required by ERISA or as it may deem proper;

F. Authority to interpret this instrument and to make and publish such uniform and nondiscriminatory rules for administration of the Plan as are not inconsistent with the provisions of this instrument.

G. Authority to make investment decisions and to direct the Trustee to administer such investment decisions.

9.2	COMPOSITION OF ADMINISTRATIVE COMMITTEE

The Administrative Committee shall hold office at the discretion of the Board. Any member may resign by filing a written notice of his resignation with the Board, and the vacancy shall be promptly filled by the Board. The Board shall certify the names and signatures of the members of the Administrative Committee to the Trustee in writing. The Administrative Committee shall act by agreement of a majority of its members, either by vote at a meeting or in writing without a meeting.

9.3	DELEGATION OF AUTHORITY

The Administrative Committee, from time to time, may allocate to any other person any of its rights, powers, and duties with respect to the operation and administration of the Plan. Any such allocation shall be terminable upon such notice as the Administrative Committee in its sole discretion deems reasonable and prudent under the circumstances.

9.4	COMPENSATION AND EXPENSES OF ADMINISTRATIVE COMMITTEE

The members of the Administrative Committee shall receive no compensation from the Trust Fund for services in administering the Plan, but shall be entitled to reimbursement from the Bank for all expenses incurred in the administration of the Plan.

9.5	FIDUCIARY DUTIES

Each of the Directors, each member of the Administrative Committee, the Trustee and any other person to whom any fiduciary responsibility with respect to the Plan is allocated shall be a fiduciary of the Plan. Each fiduciary shall discharge his duties and responsibilities with respect to the Plan solely in the interest of the Participants, and

A. For the exclusive purpose of providing benefits to Participants and defraying reasonable expenses of administering the Plan;

B. With the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims;

C. To the extent the authority and responsibility is allocated to them, by diversifying the investments of the Trust Fund so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and

D. In accordance with the Plan and the Trust Agreement, to the extent such provisions are consistent with ERISA.

9.6	ALLOCATION OF FIDUCIARY RESPONSIBILITY

Each fiduciary under the Plan shall be solely responsible for his own acts or omissions. No fiduciary shall have any liability for a breach of fiduciary responsibility of another fiduciary with respect to the Plan unless he participates knowingly in such breach, knowingly undertakes to conceal such breach, fails to take reasonable remedial action to remedy such breach, or (through his negligence in performing those specific fiduciary responsibilities which give rise to his status as a fiduciary) has enabled another fiduciary to commit a breach of the latter’s fiduciary responsibilities.

9.7	INDEMNIFICATION OF FIDUCIARIES

The Bank shall indemnify and hold harmless the Directors, the members of the Administrative Committee, and any other person to whom any fiduciary duty with respect to the Plan is allocated pursuant to Section 9.5 from and against any and all liabilities, claims, demands, costs and expenses, including attorneys’ fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan and under ERISA, other than such liabilities, claims, demands, costs, and expenses as may result from the gross negligence or willful misconduct of such persons. The Bank shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this section applies. The Bank may satisfy its obligations under this section in whole or in part through the purchase of a policy or policies of insurance.

ARTICLE 10

AMENDMENTS TO THE PLAN

The Bank reserves the right at any time or times to amend, either prospectively or retroactively, the provisions of the Plan to any extent and in any manner deemed appropriate to its Directors; provided, however, no such amendment shall operate to:

A. cause any part of the Trust Fund to revert to or be recoverable by the Bank or to be used for, or diverted to, purposes other than the exclusive benefit of Participants or the Bank’s creditors upon insolvency or bankruptcy of the Bank;

B. reduce the then accrued benefits or the amounts then held for the benefit of any Participant; or

C. change the duties, responsibilities or liabilities of the Trustee without his written consent.

ARTICLE 11

MISCELLANEOUS

11.1	RECEIPT AND RELEASE FOR PAYMENTS

Any payment to a Participant or his Beneficiary, in accordance with the terms of this Plan and the Trust Agreement, shall to the extent thereof be in full satisfaction of all claims such person may have against the Trustee, the Administrative Committee and the Bank, any of whom may require, as a condition precedent to such payment, the execution of a receipt and release in such form as shall be determined by the Trustee and the Administrative Committee.

11.2	CONSTRUCTION AND SEVERABILITY

This instrument creating the Plan shall be construed, administered, and governed in all respects in accordance with ERISA and other pertinent federal laws, and the laws of Pennsylvania to the extent not preempted by ERISA. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Man shall continue to be fully effective.

11.3	EMPLOYMENT RIGHTS

Neither the Plan, salary deferral nor any Bank contribution or any right to payments shall create any right on the part of the Participant to continue in such capacity as an employee of the Employer.

11.4	HEADINGS, NUMBER AND GENDER

The headings and subheadings of this instrument are inserted for convenience of reference only and are not to be considered in the construction of this Plan. Wherever appropriate, words used in the singular may include the plural, plural may be read as the singular, and the masculine may include the feminine.

11.5	ALIENATION

No person entitled to any benefits under this Plan shall have any right to alienate, hypothecate or encumber his interest in any benefits under this Plan, and such benefits shall not in any way be subject to the claim of his creditors or be liable to attachment, execution or other process of law.

11.6	REVERSION TO BANK

All assets held in the Trust Fund are to be held for the benefit of the Participants, and shall not revert to or inure to the benefit of the Bank, except under one of the following circumstances:

A. insolvency or bankruptcy of the Bank;

B. contribution was made by the Bank by mistake;

C. forfeiture of benefits; or

D. allocation to an unallocated suspense account.

11.7	APPLICATION FOR BENEFITS

All applications for benefits under the Plan shall be submitted to the Administrative Committee. If the application is approved, the applicant will be notified in writing of such approval. If the application is wholly or partially denied, the Administrative Committee shall notify the person requesting the benefit, in writing, of such denial, including in such notification the following information:

A. the specific reason or reasons for such denial;

B. specific references to pertinent Plan provisions upon which the denial is based;

C. a description of any additional material or information which may be needed to clarify or perfect the request, and an explanation of why such information is required; and

D. an explanation of the Plan’s review procedures with respect to the denial of benefits.

Such notification of approval or denial shall be given within ninety (90) days of receipt of the application unless special circumstances require an extension of time which in no event shall exceed an additional ninety (90) days. If such an extension is required, the applicant shall be notified in writing within the initial ninety (90) day period of the special circumstances requiring the extension and the expected date of decision. If a timely notification for approval or denial is not received by an applicant, the application will be deemed to have been denied as of the end of the time period specified for such notification, including any obtained extensions of time, and such applicant may proceed to the appeal stage described in Article 11.8.

11.8	APPEAL OF BENEFIT DENIAL

Any applicant, or the legal representative of any applicant, whose request has been denied may appeal for reconsideration to the Directors by making a written request therefor within ninety (90) days of receipt of the notification of denial. Such applicant or his legal representative may examine documents pertinent to the review and may submit to the Directors written issues and comments.

The Directors shall act upon each such appeal for reconsideration within sixty (60) days after its receipt unless special circumstances require an extension of time, in which case a decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the applicant’s appeal. In the event the Directors deny an appeal in whole or in part, the Directors shall give written notice of its decision to the applicant within the specified period of time for rendering a decision setting forth the specific reasons for such denial and specific references to the pertinent Plan provisions on which the Directors’ decision was based.

Execution Page

The Trustee (or Custodian), by executing this document, accepts its position and agrees to all of the obligations, responsibilities and duties imposed upon the Trustee (or Custodian) under the Polonia Federal Savings Loan Association Nonqualified Deferred Compensation Plan and Trust. The -Employer hereby gees to the provisions of this Plan and Trust, and in witness of its agreement, the Employer by its duly authorized officers, has executed this document, and the Trustee (and Custodian, if applicable) signified its acceptance, on this 1st day of November, 1995.

Name and EIN of Employer:	Polonia Federal Savings & Loan Association, EIN: 23-1692415

Signed:	/s/ Anthony J. Szuszczewicz

Name(s) of Trustee:	Anthony J. Szuszczewicz

Signed:	/s/ Anthony J. Szuszczewicz

Name of Custodian:

Signed:

SCHEDULE A

ELIGIBLE PARTICIPANTS FOR THE

POLONIA FEDERAL SAVINGS & LOAN ASSOCIATION

NONQUALIFIED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The below named are eligible participants for the Polonia Federal Savings & Loan Association Nonqualified Supplemental Executive Retirement Plan.

1.	Anthony J. Szuszczewicz

2.	Paul D. Rutkowski

3.	Kenneth J. Maliszewski

4.

5.

6.

7.

8.

9.

10.

11.

12.

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14.

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20.

POLONIA FEDERAL SAVINGS & LOAN

NONQUALIFIED RETIREMENT PLAN

TRUST AGREEMENT

INTRODUCTION

THIS TRUST AGREEMENT, made and entered into as of this 14th day of March 1995, by and between Polonia Federal Savings & Loan Association, a banking corporation organized under the laws of Pennsylvania, hereinafter referred to the “Bank,” and Anthony J. Szuszczewicz, Edward F. Strenk, James B. Skowronski, and Frank J. Francek, hereinafter referred to individually or collectively as “Trustee,” as the context requires.

WITNESSETH

a) Whereas as of the effective date the Bank has adopted a nonqualified deferred compensation plan the name of which is the Polonia Federal Savings and Loan Association Supplemental Retirement Plan (hereinafter referred to as the Plan);

b) Whereas the Bank has incurred or expects to incur liability under the terms of the Plan with respect to the individual participating in the Plan;

c) Whereas the Bank wishes to establish a Trust (hereinafter called Trust) and to contribute to the Trust assets to be held subject to the claims of the Bank’s creditors in the event of the Bank’s Insolvency until paid to Plan participant and his beneficiary in the manner and at the times specified in the Plan;

d) Whereas it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a highly compensated employee for purposes of Title I of the Employee Retirement Income Security Act of 1974;

e) Whereas it is the intention of the Bank to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

Now therefore the parties do hereby establish the Trust and agree that the Trust shall be comprised held and disposed of as follows:

ARTICLE 1 - ESTABLISHMENT OF THE TRUST

1.1 The Bank hereby establishes with the Trustee this Trust. The principal of the Trust shall be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

1.2 The Trust hereby established effective the 1st day of June 1995 shall be irrevocable by the Bank.

1.3 The Trust is intended to be a grantor trust of which the Bank is the grantor within the meaning of subpart E, part I, subchapter I, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

1.4 The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Bank and shall be used exclusively for the uses and purposes of Plan participant and general creditors as herein set forth. Plan participant and his beneficiary shall have no preferred claim on or any beneficial ownership interest in any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participant and his beneficiary against the Bank. Any assets held by the Trust will be subject to the claims of the Bank’s general creditors under federal and state law in the event of Insolvency as defined in Section 3.1.

1.5 The Bank in its sole discretion may at any time or from time to time make deposits of cash or other property in Trust with the Trustee to augment the principal to be held administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Plan participant or beneficiary shall have any right to compel additional deposits.

ARTICLE 2 - PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES

2.1 The Bank shall deliver to the Trustee a schedule (the Payment Schedule) that indicates the amounts payable to each Plan participant (or his beneficiaries) that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable the form in which the amount is to be paid (as provided for or available under the Plan) and the date(s) of payment(s). Except as otherwise provided in this Agreement the Trustee shall make payments to the Plan participant and his beneficiary in accordance with the Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that the amounts have been reported, withheld and paid by the Bank.

2.2 The entitlement of a Plan participant or his beneficiaries to benefits under the Plan shall be determined by the Bank, or as otherwise provided under the Plan and any claim for benefits shall be considered and reviewed under the procedures set out in the Plan.

2.3 The Bank may make payment of benefits directly to Plan participant and his beneficiary as they become due under the terms of the Plan. The Bank shall notify the Trustee of its decision to make payment of benefits directly prior to the date amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust and any earnings thereon are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Bank shall make the balance of each such payment as it falls due. The Trustee shall notify the Bank where principal and earnings are not sufficient.

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ARTICLE 3 - TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN BANK IS INSOLVENT

3.1 Trustee shall cease payment of benefits to Plan participant and his beneficiary if the Bank is Insolvent. The Bank shall be considered Insolvent for purposes of this Trust Agreement if

A. the Bank is unable to pay its debts as they become due or

B. the Bank is subject to a pending proceeding as a debtor under the United States Bankruptcy Code or

C. the appointment of or taking of possession by any other governmental entity or authority or by a receiver, custodian, trustee, liquidator or similar official of or for the Bank or of or for a substantial part of its assets.

3.2 At all times during the continuance of this Trust as provided in Section 1.4 the principal and income of the Trust shall be subject to claims of general creditors of the Bank under federal and state law as set forth below.

A. The Board of Directors and the President of the Bank shall have the duty to inform the Trustee in writing of the Bank’s Insolvency. If a person claiming to be a creditor of the Bank alleges in writing to the Trustee that the Bank has become Insolvent, the Trustee shall determine whether the Bank is Insolvent and pending its determination the Trustee shall discontinue payment of benefits to Plan participant and his beneficiary.

B. Unless the Trustee has actual knowledge of the Bank’s Insolvency or has received notice from the Bank or a person claiming to be a creditor alleging that the Bank is Insolvent the Trustee shall have no duty to inquire whether the Bank is Insolvent. The Trustee may in all events rely on whatever evidence concerning the Bank’s solvency that is furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Bank’s solvency.

C. If at any time the Trustee has determined that the Bank is Insolvent, the Trustee shall discontinue payments to Plan participant and his beneficiary and shall hold the assets of the Trust for the benefit of the Bank’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participant and his beneficiary to pursue their rights as general creditors of the Bank with respect to benefits due under the Plan or otherwise.

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D. The rights of the participant to Trust assets shall remain no greater than that of other general unsecured creditors of the Bank as a result of (1) service as a trustee by a participant, (2) control over investment decisions by a participant for his account, (3) determination of a participant’s benefit based on the actual value of the contributions for him under the Plan when they become payable or (4) any other aspect of the operation of the Plan or this Trust.

E. Trustee shall resume the payment of benefits to Plan participant and his benefit accordance with Article 2 of this Trust Agreement only after the Trustee has determined that the Bank is not Insolvent (or is no longer Insolvent).

3.3 Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 and subsequently resumes payments the first payment following the discontinuance shall include the aggregate amount of all payments due to Plan participant and his beneficiary under the terms of the Plan for the period of the discontinuance less the aggregate amount of any payments made to Plan participant and his beneficiary by the Bank in lieu of the payments provided for during any period of discontinuance.

ARTICLE 4 - PAYMENTS TO COMPANY

Except as provided in Article 3 hereof after the trust has become irrevocable, Bank shall have no right or power to divert to others any of the Trust assets before all payments of benefits have been made to Plan participant and his beneficiary pursuant to the terms of the Plan.

ARTICLE 5 - INVESTMENT AUTHORITY

5.1 It shall be the duty of the Trustee to hold the Trust Fund in trust as provided in this Trust Agreement; to manage, invest and reinvest the principal and income of the Trust Fund and keep the Trust Fund invested, in its sole and complete discretion, without distinction between principal and income, and distribute and otherwise deal with the same pursuant to the provisions of this Trust Agreement. All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee and shall in no event be exercisable by or rest with Plan participants.

5.2 The Bank shall have the right at anytime and from time to time in its sole discretion to substitute assets of equal fair market value for any asset held by the Trust.

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5.3 If authorized by the Bank each participant may direct the investment of his accounts from among those investments that the Trustee is instructed by the Bank to offer. The Trustee shall not be responsible for losses caused thereby.

5.4 The Trustee shall be given the authority to invest in any form of property not prohibited by law including but not limited to shares of regulated investment companies, government securities, bonds, stocks of Fortune 500 companies or deposits bearing a reasonable interest rate in any bank.

ARTICLE 6 - DISPOSITION OF INCOME

During the term of this Trust all income received by the Trust net of investment expenses and taxes shall be accumulated and reinvested.

ARTICLE 7 - ACCOUNTING BY TRUSTEE

Trustee shall keep accurate and detailed records of all investments receipts disbursements and all other transactions required to be made including whatever specific records are agreed upon in writing between the Bank and the Trustee. Within thirty (30) days following the close of each calendar year and within thirty (30) days aver the end of the month in which the Trustee is removed or resigns, the Trustee shall deliver to the Bank a written account of its administration of the Trust during the year or during the period from the close of the preceding year to the date of removal or resignation setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds (accrued interest paid or receivable being shown separately) and showing all cash securities and other property held in the Trust at the end of such year or as of the date of removal or resignation, as the case may be.

ARTICLE 8 - RESPONSIBILITY OF TRUSTEE

8.1 Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with similar matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction request or approval given by the Bank which is contemplated by, and in conformity with the terms of the Plan or this Trust and is given in writing by the Bank. In the event of a dispute between the Bank and a Participant or beneficiary, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

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8.2 If the Trustee undertakes or defends any litigation arising in connection with this Trust the Bank agrees to indemnify the Trustee for the Trustee’s costs expenses and liabilities (including without limitation attorneys’ fees and expenses) relating thereto and to be primarily liable for the payments. If the Bank does not pay these costs expenses and liabilities in a reasonably timely manner the Trustee may obtain payment from the Trust.

8.3 Trustee may consult with legal counsel (who may also be counsel for the Bank generally) with respect to any of duties or obligations pursuant to this Trust Agreement.

8.4 Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations pursuant to this Trust Agreement.

8.5 Trustee shall have, without exclusion, all powers conferred on the Trustees by applicable law, unless expressly provided otherwise in this Trust Agreement provided, however, that insurance policy is held as an asset of the Trust, the Trustee shall have no power to name beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against the policy.

8.6 However notwithstanding the provisions of Section 8.5, the Trustee may loan to the Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

8.7 Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or by applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom within the meaning of ss. 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

ARTICLE 9 - COMPENSATION AND EXPENSES OF TRUSTEE

The Bank shall pay all administrative costs and the Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

ARTICLE 10 - RESIGNATION AND REMOVAL OF TRUSTEE

10.1 Trustee may resign at any time by written notice to the Bank which shall be effective thirty (30) days after receipt of the notice unless the Bank and the Trustee agree otherwise.

10.2	Trustee may be removed by the Bank on thirty (30) days notice or upon shorter notice accepted by the Trustee.

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10.3 If the Trustee resigns or is removed within one year of a Change of Control, the Trustee shall select a successor Trustee in accordance with the provisions of Article 11 prior to the effective date of the Trustee’s resignation or removal.

10.4 Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation removal or transfer unless the Bank extends the time limit.

10.5 If the Trustee resigns or is removed a successor shall be appointed in accordance with Article 11 by the effective date of resignation or removal under Section 10.1 or 10.2. If no appointment has been made the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

ARTICLE 11 - APPOINTMENT OF SUCCESSOR

11.1 If the Trustee resigns or is removed in accordance with Section 10.1 or 10.2 the Bank may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee who shall have all of the rights and powers of the former Trustee including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Bank or the successor Trustee to evidence the transfer.

11.2 The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets subject to Articles 7 and 8. The successor Trustee shall not be responsible for and the Bank shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event or any condition existing at the time it becomes successor Trustee.

ARTICLE 12 - AMENDMENT OR TERMINATION

12.1 This Trust Agreement may be amended by a written instrument executed by the Trustee and the Bank. Notwithstanding the foregoing, no amendment shall conflict with the terms of the Plan or shall make the Trust revocable after the Trust has become irrevocable in accordance with Section 1.2.

12.2 The Trust shall not terminate until the date on which Plan participant and his beneficiary are no longer entitled to benefits pursuant to the terms of the Plan unless sooner revoked as permitted by Section 1.2. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Bank.

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ARTICLE 13 - MISCELLANEOUS

13.1 Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any prohibition without invalidating the remaining provisions.

13.2 Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned, (either at law or in equity) alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

13.3 This Trust Agreement shall be governed by and construed in accordance with the laws of Pennsylvania.

13.4 For purposes of this Trust, Change of Control means that individuals who were members of the Board of Directors immediately prior to a meeting of the shareholders of the Bank involving a contest for the election of directors shall not constitute a majority of the Board of Directors following the election.

In witness whereof the parties hereto have executed this Trust Agreement on the 14th day of March 1995.

Attest:	POLONIA FEDERAL SAVINGS & LOAN ASSOCIATION

/s/ James B. Skowronski	By:	/s/ James B. Skowronski
Secretary

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Witness:
/s/ Frank J. Francek
Trustee
Witness:

/s/ Edward F. Strenk
Trustee
Witness:

/s/ Anthony J. Szuszczewicz
Trustee
Witness:

/s/ James B. Skowronski
Trustee

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